EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2013 Second Quarter Results

Net Loss of $7.3 million or $0.20 per Diluted Share

EPG Net Sales Increase 15%; Operating Income Improves to $5.9 million

Nichols Aluminum Net Sales Increase 24%; Shipped Volume Increases 27%

HOUSTON, June 7, 2013 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today released fiscal 2013 second quarter results for the period ended April 30, 2013.

Consolidated second quarter 2013 net sales were $232.5 million, compared to $194.4 million a year ago. Second quarter 2013 net loss was $7.3 million, or $0.20 per diluted share compared to net loss of $12.3 million, or $0.34 per diluted share in the year ago quarter. Consolidated EBITDA, a non-GAAP measure, was $2.2 million, compared to a loss of $6.5 million a year ago.

Fiscal year-to-date consolidated 2013 net sales were $418.2 million, compared to $356.0 million a year ago. Year-to-date consolidated net loss was $15.5 million compared to a loss of $19.0 million a year ago, which included $9 million of strike-related costs at Nichols Aluminum. Consolidated fiscal year-to-date EBITDA, a non-GAAP measure, was a loss of $1.9 million, compared to a loss of $8.1 million a year ago.

The 2013 second quarter and year-to-date results, when measured against comparable prior year periods, benefitted from the elimination of strike-related costs at Nichols Aluminum. Adjusting for strike-related costs, second quarter and year-to-date results were negatively impacted by lower spread at Nichols resulting from lower aluminum prices and higher corporate expenses from Enterprise Resource Planning (ERP) implementation costs.

Quanex's two business segments are highly cyclical with the building and construction market and the impact of adverse winter weather. As a result, Quanex typically reports lower revenue and operating income results during the first half of its fiscal year when building and construction activity is reduced compared to the second half of its fiscal year.

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's second quarter 2013 net sales were $125.2 million compared to $108.8 million a year ago. The 15.1% improvement was primarily related to the acquisition of Aluminite as well as higher sales across the segment's products. Aluminite contributed 11.4% of the improvement to net sales.

EPG's second quarter 2013 EBITDA was $14.0 million compared to $7.1 million a year ago, driven by the benefits from last year's insulating glass spacer facility consolidation as well as higher sales results. This was partially offset by pricing concessions and higher material costs. EPG's second quarter 2012 results were negatively impacted by $3.7 million of IG facility consolidation expenses.

Engineered Products Group (in millions)
	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Net sales	125.2	108.8	231.3	208.1
Operating income	5.9	0.1	8.7	1.9
EBITDA	14.0	7.1	24.3	15.9

Quanex believes there is value in measuring its sales performance against industry-related metrics, and compares EPG's sales results to U.S. window shipments as reported by Ducker Worldwide, a market intelligence firm. Global EPG sales for the 12 months ended April 30, 2013 were up 8.6%. EPG's North American domestic fenestration sales, which is the most comparable sales figure to those reported by Ducker, increased 9.1% (4.9% excluding Aluminite) from the previous 12 months. U.S. window shipments as reported by Ducker increased 7.5% over the 12 months ended March 31, 2013, driven by a 27.7% increase in new construction units. U.S. window shipments to the residential R&R market as reported by Ducker declined 2.0% for the 12 month period ended March 31, 2013. A greater portion of EPG's sales are tied to R&R versus new construction.

EPG experienced above market growth for the period, although they are being negatively impacted by lower vinyl pricing, sales of low performance windows and reduced volumes from a few national accounts due to seasonality and weak R&R sales.

Aluminum Sheet Products Group is a leading provider of aluminum sheet coil through its Nichols Aluminum operation. Key end markets are residential R&R, new home construction and transportation.

Nichols Aluminum continued to make operational improvements during the second quarter, including equipment reliability and on-time delivery to customers. Shipped pounds increased more than 27% from the year ago quarter due primarily to increased equipment reliability, standardized work procedures and improved labor efficiency.

Nichols second quarter 2013 EBITDA was $1.3 million compared to a loss of $5.5 million a year ago. The improved results were primarily due to the non-recurrence of 2012 strike-related costs. Nichols' profitability was negatively impacted by product mix, with increased demand for mill finished product, which commands a lower price when compared to painted sheet. Spread improved $0.05 per pound to $0.42 per pound compared to $0.37 per pound in the year ago quarter. The year ago quarter spread included $4.3 million, or $0.06 per pound of strike-related costs.  Spread at Nichols remains challenging primarily due to a larger reduction in aluminum prices compared to the reduction in scrap aluminum prices, as well as a tight scrap supply market.

Aluminum Sheet Products (in millions, except for spread)
	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Net sales	109.7	88.3	194.3	154
Operating loss	(0.5)	(7.5)	(4.7)	(13.1)
EBITDA	1.3	(5.5)	(1.3)	(8.6)
Shipped pounds	78	61	137	105
Spread per pound	0.42	0.37

Nichols Aluminum's shipments for the 12 months ended April 30, 2013, increased 13.2% primarily due to the operational improvements previously mentioned, as well as the impact of the strike on 2012 sales volumes. Industry shipments as reported by the Aluminum Association increased 3.1% over the same period.

Nichols Aluminum's new operating principles are focused on significantly improving quality and on-time delivery through process improvements, and a proactive maintenance program that requires additional capital investment. As a result, Nichols Aluminum estimates annual capital expenditures in a range of $10 million to $13 million over the next several years. In May 2013, Nichols completed the installation of a new paint oven in its Decatur, Alabama, facility at a cost of approximately $9.0 million. The installation is complete and the oven has been returned to operation. The new paint oven should significantly improve product quality and on-time delivery of painted aluminum sheet product to customers and allow Nichols to compete in the higher margin painted flat rolled aluminum sheet market.

Corporate and Other Items

Corporate expenses in the quarter were $14.8 million compared to $8.7 million in the year ago quarter. The increase in corporate expenses was primarily due to higher ERP expenses of $3.6 million, (including $1.1 million of depreciation), $1 million of higher information technology and infrastructure-related costs and $0.9 million of project-related costs. The remaining $0.6 million of higher expense is largely due to stock based compensation and workers compensation costs.

In 2011, Quanex launched a multi-year, company-wide program to transform business processes, including the transition to a single ERP software system, which is expected to improve accessibility and consistency of information, enable standardized business activities, help deliver business process improvements and support business growth. To date, the company has spent $37.8 million. The initial phase of the project went live during the second quarter of fiscal 2013. Depreciation expense associated with the ERP system is expected to be $2.1 million per quarter until the completion of the next phase of the ERP rollout.  ERP-related costs are expected to be lower during the third quarter of 2013, with a further decline taking place during the fourth quarter of 2013.

At quarter end, Quanex had total cash of $9.6 million and total debt outstanding of $11.4 million. Cash used by operating activities for the first six months of 2013 was $20.8 million. The use of cash from operating activities was primarily due to the reported net loss and working capital needs. As of April 30, 2013, the company had $10 million in borrowings under its revolving credit facility, and available capacity due to the facility's EBITDA covenant requirements was approximately $59.4 million.

Business Outlook and Second Half Guidance

The key economic indicators that drive our results are mixed: new housing starts have increased, with growth currently driven primarily by multi-family units, but the R&R window market remains challenging. Quanex is pleased to see a rebound in new construction and believes that growth will continue. New home construction, the R&R market and prime window demand remain low when compared to historical growth figures, and present a challenging environment, as does unemployment and tight credit conditions. Additionally, increased global supply of aluminum product, coupled with tight regional aluminum scrap supply, continue to create a challenging spread environment for Nichols Aluminum. Quanex expects calendar year 2013 U.S. window shipments to be approximately 42 million units, a 5% increase above 2012 levels but nearly 12% below Ducker's current forecasted shipments of 47 million. The company believes the majority of the improvement in U.S. window shipments will come from new construction (primarily multi-family units, where Quanex has less exposure) and R&R window shipments will be relatively flat in 2013 when compared to 2012 shipments.

With the spring building season underway, EPG is expected to report net sales during the second half of 2013 of about $315 million and operating income of about $35-$38 million.  EPG's depreciation and amortization for the second half of 2013 is expected to be about $16 million.

For the second half of 2013, Nichols Aluminum is expected to ship about 160 million pounds at an estimated spread of $0.41 per pound, and generate operating income of about $3.5 million. Nichols' depreciation and amortization for the second half of 2013 is expected to be $3 million.

Corporate expenses during the second half of 2013 are expected to total $24 million, including $4.8 million of depreciation and amortization expense. Total second half 2013 corporate expenses include ERP-related expense of $1.5 million and ERP-related depreciation and amortization of $4.3 million.

Quanex remains very positive on the long-term growth prospects of its residential and commercial markets and expects to continue to invest for its future through both organic growth initiatives and acquisitions.

Dividend Declared

On June 6, 2013, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable June 28, 2013, to shareholders of record on June 17, 2013.

Financial Statistics as of 04/30/13

Book value per common share: $10.98; Total debt to capitalization: 2.7%;

Return on invested capital: (3.0%); Actual number of common shares outstanding: 37,062,915.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date, divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt, plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization and impairment charges;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expectations relating EPG and Nichols Aluminum financial performance for the second half of 2013, expectations relating to 2013 expenditures, expenses and tax rates, expectations relating to the company's ERP implementation, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's Form 10-K filing on December 31, 2012, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three Months Ended			Six Months Ended
April 30,			April 30,
2013	2012		2013	2012

$232,458	$194,444	Net sales	$418,171	$356,023
198,963	171,837	Cost of sales (exclusive of items shown separately below)	361,653	309,879
31,329	29,125	Selling, general and administrative	58,380	54,277
11,539	9,561	Depreciation and amortization	21,196	19,250
(9,373)	(16,079)	Operating income (loss)	(23,058)	(27,383)
(174)	(114)	Interest expense	(313)	(240)
9	(39)	Other, net	(82)	178
(9,538)	(16,232)	Income (loss) before income taxes	(23,453)	(27,445)
2,190	3,947	Income tax benefit (expense)	7,987	8,412
$(7,348)	$(12,285)	Net income (loss)	$(15,466)	$(19,033)

		Earnings (loss) per common share:
$(0.20)	$(0.34)	Basic	$(0.42)	$(0.52)
$(0.20)	$(0.34)	Diluted	$(0.42)	$(0.52)

		Weighted average common shares outstanding:
36,850	36,567	Basic	36,830	36,557
36,850	36,567	Diluted	36,830	36,557

$0.04	$0.04	Cash dividends per share	$0.08	$0.08

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

Three Months Ended			Six Months Ended
April 30,			April 30,
2013	2012		2013	2012

$(7,348)	$(12,285)	Net income (loss)	$(15,466)	$(19,033)
		Other comprehensive income (loss):
(1,227)	876	Foreign currency translation adjustments (pretax)	(326)	(1,094)
148	(203)	Foreign currency translation adjustments tax benefit	273	(66)
(1,079)	673	Other comprehensive income (loss), net of tax	(53)	(1,160)
$(8,427)	$(11,612)	Comprehensive income (loss)	$(15,519)	$(20,193)

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

April 30, 2013		October 31, 2012
	Assets
$9,628	Cash and equivalents	$71,255
95,584	Accounts receivable, net	85,644
77,208	Inventories, net	65,904
27,163	Deferred income taxes	20,439
5,576	Prepaid and other current assets	7,628
215,159	Total current assets	250,870
179,041	Property, plant and equipment, net	168,877
10,808	Deferred income taxes	8,911
71,003	Goodwill	68,331
82,970	Intangible assets, net	78,380
15,677	Other assets	14,169
$574,658	Total assets	$589,538
	Liabilities and stockholders' equity
$77,628	Accounts payable	$80,985
39,980	Accrued liabilities	46,459
278	Current maturities of long-term debt	368
117,886	Total current liabilities	127,812
11,072	Long-term debt	1,033
5,398	Deferred pension and postretirement benefits	6,873
6,844	Liability for uncertain tax positions	6,736
9,230	Non-current environmental reserves	9,827
17,154	Other liabilities	15,430
167,584	Total liabilities	167,711
407,074	Total stockholders' equity	421,827
$574,658	Total liabilities and stockholders' equity	$589,538

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Six Months Ended
	April 30,
	2013	2012
Operating activities:
Net income (loss)	$(15,466)	$(19,033)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	21,324	19,285
Restructuring charges	—	2,759
Deferred income taxes	(8,740)	(10,064)
Stock-based compensation	3,565	2,879
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	(6,380)	111
Decrease (increase) in inventory	(6,267)	(9,658)
Decrease (increase) in other current assets	1,046	(705)
Increase (decrease) in accounts payable	(4,236)	3,493
Increase (decrease) in accrued liabilities	(7,039)	(883)
Increase (decrease) in income taxes	1,766	425
Increase (decrease) in deferred pension and postretirement benefits	(1,475)	(2,453)
Other, net	1,119	2,054
Cash provided by (used for) operating activities	(20,783)	(11,790)
Investing activities:
Acquisitions, net of cash acquired	(22,096)	—
Capital expenditures	(24,983)	(21,311)
Other, net	22	21
Cash provided by (used for) investing activities	(47,057)	(21,290)
Financing activities:
Borrowings under credit facility	14,500	—
Repayments of credit facility borrowings	(4,500)	—
Repayments of long-term debt	(142)	(131)
Common stock dividends paid	(2,964)	(2,939)
Purchase of treasury stock	—	(1,284)
Issuance of common stock from stock option exercises, including related tax benefits	865	1,427
Debt issuance costs	(1,163)	—
Cash provided by (used for) financing activities	6,596	(2,927)
Effect of exchange rate changes on cash and equivalents	(383)	533
Increase (decrease) in cash and equivalents	(61,627)	(35,474)

Cash and equivalents at beginning of period	71,255	89,619
Cash and equivalents at end of period	$9,628	$54,145

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended			Six Months Ended
April 30,			April 30,
2013	2012		2013	2012
		Net Sales:
$125,158	$108,770	Engineered Products	$231,277	$208,163
109,691	88,293	Aluminum Sheet Products	194,294	153,993
234,849	197,063	Building Products	425,571	362,156

(2,391)	(2,619)	Eliminations	(7,400)	(6,133)

$232,458	$194,444	Net Sales	$418,171	$356,023

		Operating Income (Loss):
$5,908	$83	Engineered Products	$8,741	$1,887
(468)	(7,533)	Aluminum Sheet Products	(4,698)	(13,051)
5,440	(7,450)	Building Products	4,043	(11,164)

(14,813)	(8,629)	Corporate and Other	(27,101)	(16,219)

$(9,373)	$(16,079)	Operating Income (Loss)	$(23,058)	$(27,383)

QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
(In thousands)
(Unaudited)

EBITDA is a non-GAAP financial measure that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe this non-GAAP measure provides a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Three Months Ended					Six Months Ended
April 30, 2013					April 30, 2013
	Aluminum					Aluminum
Engineered	Sheet	Corporate			Engineered	Sheet	Corporate
Products	Products	& Other	Quanex		Products	Products	& Other	Quanex

			$(7,348)	Net income (loss)				$(15,466)
			(2,190)	Income tax expense (benefit)				(7,987)
			(9)	Other, net				82
			174	Interest Expense				313
$5,908	(468)	(14,813)	(9,373)	Operating income (loss)	$8,741	(4,698)	(27,101)	(23,058)
8,097	1,727	1,715	11,539	Depreciation and amortization	15,570	3,354	2,272	21,196
14,005	1,259	(13,098)	2,166	EBITDA	24,311	(1,344)	(24,829)	(1,862)

Three Months Ended					Six Months Ended
April 30, 2012					April 30, 2012
	Aluminum					Aluminum
Engineered	Sheet	Corporate			Engineered	Sheet	Corporate
Products	Products	& Other	Quanex		Products	Products	& Other	Quanex

			$(12,285)	Net income (loss)				$(19,033)
			(3,947)	Income tax expense (benefit)				(8,412)
			39	Other, net				(178)
			114	Interest Expense				240
$83	(7,533)	(8,629)	(16,079)	Operating income (loss)	$1,887	(13,051)	(16,219)	(27,383)
7,038	1,997	526	9,561	Depreciation and amortization	14,050	4,457	743	19,250
7,121	(5,536)	(8,103)	(6,518)	EBITDA	15,937	(8,594)	(15,476)	(8,133)
CONTACT: Financial Contact:
         Marty Ketelaar, 713-877-5402

         Media Contact:
         Valerie Calvert, 713-877-5305